SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934

Filed by the Registrant    ( )

Filed by a Party other than the Registrant    (X)

Check the appropriate box:

( )   Preliminary Proxy Statement

( )   Definitive Proxy Statement

(X)   Definitive Additional Materials

( )   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                   Santa Fe Pacific Corporation
        Name of Registrant as Specified In Its Charter

                   Union Pacific Corporation
        (Names of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

( )   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(i)(2).

( )   $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3).

( )   Fee computed on table below per Exchange Act Rules 14a-
      6(i)(4) and 0-11.

(X) Check box if any party of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:  $125 on October 13, 1994
      (2)  Form, Schedule or Registration Statement No.: Schedule 14A
      (3)  Filing Party: Same as above
      (4)  Date Filed: October 13, 1994




                            UNION PACIFIC IMPROVES
                            PROPOSAL TO NEGOTIATE
                            A MERGER WITH SANTA FE

                 PROPOSAL REPRESENTS A SUBSTANTIAL PREMIUM TO
                BURLINGTON NORTHERN MERGER CONSIDERATION BASED
                           ON CURRENT MARKET PRICES

     To All Santa Fe Pacific Stockholders:

     A few days ago Union Pacific Corporation improved its proposal to negotiate a merger with Santa Fe.
     WE HAVE SIGNIFICANTLY INCREASED THE CONSIDERATION WE WOULD PROPOSE TO PAY UNDER OUR MERGER PROPOSAL.
     Based on current market prices, Union Pacific's new proposal represents a substantial premium to the consideration you would receive in the Burlington Northern merger -- even after taking into account the recent increase agreed to by Burlington Northern.
     Union Pacific has once again demonstrated its commitment to provide Santa Fe stockholders with what it believes is a superior alternative to the Burlington Northern merger.

                 WHAT YOU HAVE IS A CLASSIC AUCTION SITUATION

     Two major corporations -- Union Pacific and Burlington Northern -- want to acquire your Santa Fe shares in a negotiated merger transaction. With two interested parties, this is a classic auction situation. We think the Santa Fe Board of Directors should be doing everything in its power to seek to maximize the value of your shares.

     BUT, INSTEAD, THIS IS WHAT THE SANTA FE BOARD HAS DONE:

     * Repeatedly and persistently refused to enter into merger negotiations with one of the interested parties -- Union Pacific -- concerning the terms of our merger proposal.
     * Continued to negotiate only with the other interested party -- Burlington Northern.
     * Taken action to shut down the potential auction by forcing a November 18 stockholder vote on the Burlington Northern merger.

                       VOTE THE GOLD PROXY TO KEEP THE
                         UNION PACIFIC PROPOSAL ALIVE

     THE UNION PACIFIC PROPOSAL WILL BE WITHDRAWN IF SANTA FE STOCKHOLDERS VOTE TO APPROVE THE BURLINGTON NORTHERN MERGER ON NOVEMBER 18. It is important for you to vote "AGAINST" the Burlington Northern merger on the GOLD proxy to keep alive the Union Pacific proposal and a possible auction.

     SEND THE SANTA FE BOARD A STRONG MESSAGE TO ENTER INTO GOOD FAITH NEGOTIATIONS CONCERNING THE UNION PACIFIC PROPOSAL. VOTE THE GOLD PROXY TODAY.

                            [LOGO] UNION PACIFIC
                                   CORPORATION

     November 1, 1994
     IF YOU NEED ASSISTANCE OR INFORMATION PLEASE CALL OUR SOLICITOR:
     MORROW & CO., INC. AT (800) 662-5200.
     Union Pacific's proposal is subject to termination of the Burlington Northern/Santa Fe merger agreement in accordance with its terms, a due diligence review, negotiation of a mutually satisfactory merger agreement with Santa Fe, approval of the Interstate Commerce Commission and approval of our respective Boards of Directors and stockholders. The Burlington Northern/Santa Fe merger agreement is subject to approval of the Interstate Commerce Commission and the respective stockholders of Burlington Northern and Santa Fe. Because of fluctuations in the market value of Union Pacific common stock and Burlington Northern common stock, there can be no assurances as to the actual value that Santa Fe stockholders would receive pursuant to the Union Pacific proposal or the Santa Fe/Burlington Northern merger.
     This solicitation is neither an offer to sell nor a solicitation of offers to buy any securities which may be issued in any merger or similar business combination involving Union Pacific and Santa Fe. The issuance of such securities would have to be registered under the Securities Act of 1933 and such securities would be offered only by means of a prospectus complying with the requirements of such Act.